EXECUTION COPY

AMENDED AND RESTATED NOTES PURCHASE AGREEMENT

by and among

AMERICAN DAIRY, INC.
as the Company

AMERICAN FLYING CRANE CORPORATION
LANGFANG FEIHE DAIRY COMPANY LIMITED
GANHAN FEIHE DAIRY COMPANY LIMITED
SHANXI FEIHESANTAI BIOTECHNOLOGY SCIENTIFIC AND COMMERCIAL CO., LIMITED
HEILONGJIANG FEIHE DAIRY CO., LIMITED
BAIQUAN FEIHE DAIRY CO., LIMITED
BEIJING FEIHE BIOTECHNOLOGY SCIENTIFIC AND COMMERCIAL CO., LIMITED
as the Subsidiaries

LENG YOU-BIN
LIU HUA
as the Controlling Shareholders

AND

CITADEL EQUITY FUND LTD.
as the Purchaser

Dated: June 1, 2007

This Amended and Restated Notes Purchase Agreement (this “Agreement”) is dated as of June 1, 2007, by and between American Dairy, Inc., a Utah corporation (the “Company”), the other Group Companies listed on the signature pages hereto, the Controlling Shareholders (as defined below), and Citadel Equity Fund Ltd. (the “Purchaser”).

WHEREAS, the Company, the Group Companies, the Controlling Shareholders and the Purchaser entered into the Notes Purchase Agreement, dated May 25, 2007 (the “Prior Agreement");

WHEREAS, the parties to the Prior Agreement desire to amend and restate the Prior Agreement in its entirety pursuant to the terms set forth in this Agreement;

WHEREAS, the parties to the Prior Agreement have agreed that the Prior Agreement shall be of no further force and effect upon the execution and delivery of this Agreement and further that the rights granted to the parties hereto under this Agreement shall supersede the rights granted to such parties under the Prior Agreement;

WHEREAS, the Company proposes to issue, and the Purchaser proposes to purchase, the Company’s Guaranteed Senior Secured Convertible Notes due 2012 in an aggregate principal amount not exceeding US$80,000,000 (the “Note Purchase Amount”) on the terms of this Agreement; and

WHEREAS, the Company and the Purchaser acknowledge and agree that subject to and upon the exercise of the right of first refusal (the “Prior ROFR”) held by certain investors named in the signature pages to the Subscription Agreement, dated October 2, 2006 (the “Prior Subscription Agreement”), between the Company and such investors, the Note Purchase Amount may be reduced by the aggregate principal amount of the Other Notes (as defined below) to be purchased by such investors who exercise the Prior ROFR with respect to the Notes (as defined below) (the “Other Investors”), but in no event by an amount more than US$20,000,000.

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein and for other good and valuable consideration the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

1.  Definitions

For all purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires the following terms shall have the meanings set forth below. Defined terms used but not otherwise defined herein shall have the meanings given to such terms in the other Sections of this Agreement or the Indenture (as defined below).

“Accession Letter” has the meaning given in Section 3(c).

“Act” means the Securities Act of 1933, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.

“AFC” means American Flying Crane Corporation, a wholly owned subsidiary of the Company, a Delaware corporation.

“Affiliate” of any specified Person means:

(a)	any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person, or

(b)	any other Person who is a director or officer of:

(1)	such specified Person,

(2)	any Subsidiary of such specified Person, or

(3)	any Person described in clause (a) above.

For the purposes of this definition, “control” when used with respect to any Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Agreement” has the meaning given in the recitals.

“AI” has the meaning given in Section 3(b).

“Applicable Agreements” has the meaning given in Section 6(i).

“Applicable Law” has the meaning given in Section 6(i).

“BaiQuan” means BaiQuan Feihe Dairy Co., Limited, a wholly-owned subsidiary of Feihe, incorporated under the laws of PRC.

“Beijing Feihe” means Beijing Feihe Biotechnology Scientific and Commercial Co., Limited, 95% of the registered capital of which is owned by Feihe and 5% of the registered capital of which is held in trust for the Company, incorporated under the laws of PRC.

“Business Day” has the meaning given in the Conditions.

“Capital Stock” means, with respect to any Person, any shares or other equivalents (however designated) of any class of corporate stock or partnership interests or any other participations, rights, warrants, options or other interests in the nature of an equity interest in such Person, including preferred stock, but excluding any debt security convertible or exchangeable into such equity interest.

“Charter Documents” has the meaning given in Section 6(i).

“Clearing Facilities” means Clearstream and Euroclear.

“Clearstream” means Clearstream Banking, société anonyme, and any successor thereto.

“Closing” means, unless otherwise specified herein, the First Closing or the Second Closing, as the context may require.

“Closing Date” means, unless otherwise specified herein, the First Closing Date or the Second Closing Date, as the context may require.

“Collateral Agents” means the Offshore Collateral Agent and the Onshore Collateral Agent.

“Commission” means the Securities and Exchange Commission.

“Common Stock” means shares of common stock of the Company, par value US$0.001 per share.

“Company” has the meaning given in the recitals.

“Conditions” means the terms and conditions of the Notes.

“Controlling Shareholder” means any of Mr. Leng You-Bin and Mr. Liu Hua.

“Conversion Shares” means shares of Common Stock issuable under the conversion of the Notes.

“Disclosure Schedule” has the meaning given in Section 6.

“Environmental Laws” has the meaning given in Section 6(cc).

“Euroclear” means Euroclear Bank, S.A./N.V. and any successor thereto.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Feihe” means Heilongjiang Feihe Dairy Co., Limited, a wholly-owned subsidiary of AFC, incorporated under the laws of PRC.

“FCPA” has the meaning given in Section 6(ee).

“Filing Agent” has the meaning given in Section 9(j).

“Filing Statements” has the meaning given in Section 9(j).

“First Closing” has the meaning given in Section 5(a).

“First Closing Amount” has the meaning given in Section 3(a).

“First Closing Date” means the date of the First Closing.

“Fully-Diluted” has the meaning given in Section 6(d)(ii).

“GAAP” has the meaning given in Section 6(a)(i).

“GanHan” means GanHan Feihe Dairy Company Limited, a wholly-owned subsidiary of the Company, incorporated under the laws of PRC.

“Governmental Authority” has the meaning given in Section 6(i).

“Group Companies” means the Company, AFC, LangFang, GanHan, Shanxi, Feihe, BaiQuan, Beijing Feihe and the Company’s other existing and future, direct and indirect, Subsidiaries.

“Guarantees” has the meaning given in Section 4.

“Guarantor” has the meaning given in Section 4.

“Indemnified Party” has the meaning given in Section 10(a).

“Indemnifying Party” has the meaning given in Section 10(a).

“Indenture” means an indenture dated as of the First Closing Date by and among the Company, other Group Companies and the Trustee, a form of which is attached hereto as Exhibit A.

“Intellectual Property” has the meaning given in Section 6(r)(i).

“Investor Rights Agreement” means the investor rights agreement dated the First Closing Date by and among the Company, the other Group Companies, the Controlling Shareholders and the Purchaser, a form of which is attached hereto as Exhibit B.

“LangFang” means LangFang Feihe Dairy Company Limited, a wholly-owned subsidiary of the Company, incorporated under the laws of PRC.

“Lien” means a mortgage, charge, pledge, lien, hypothecation or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect.

“Material Adverse Change” has the meaning given in Section 6(t)(ii).

“Material Adverse Effect” means a material adverse effect on:

(a) the business, management, operations, prospects, property, earnings, assets, regulatory status, liabilities or condition (financial or otherwise) of the Group Companies taken as a whole;

(b) the ability of the Group Companies or any Controlling Shareholder to perform its material obligations under the Transaction Documents; or

(c) the validity or enforceability of the Transaction Documents or the rights and remedies of any holder of the Notes under the Notes.

“Money Laundering Laws” has the meaning given in Section 6(jj).

“Most Recent Balance Sheet” has the meaning given in Section 6(t)(iii).

“Non-Competition Agreements” means (i) a non-competition agreement dated as of the First Closing Date between Mr. Leng You-Bin and the Company and (ii) a non-competition agreement dated as of the First Closing Date between Mr. Liu Hua and the Company, a form of which is attached hereto as Exhibit C.

“Notes” has the meaning given in Section 3.

“Note Purchase Amount” has the meaning given in the recitals.

“OFAC” has the meaning given in Section 6(ii).

“Offshore Collateral Agent” means The Bank of New York, acting as collateral agent under the Offshore Share Pledge Agreement.

“Offshore Collateral Agent” means the collateral agent under the Offshore Share Pledge Agreement.

“Offshore Share Pledge Agreement” means a share pledge agreement dated as of the First Closing Date among Mr. Leng You-Bin, the Company and the Offshore Collateral Agent, a form of which is attached hereto as Exhibit D.

“Onshore Share Pledge Agreement” means a share pledge agreement to be entered into subject to the completion of the undertakings and conditions set forth in Section 7(p), pursuant to which a perfected first-priority Lien on all of the equity interests of the PRC Subsidiaries will be pledged for the benefit of the holders of the Notes.

“Other Conversion Shares” has the meaning given in Section 3(b).

“Other Indenture” has the meaning given in Section 3(b).

“Other Investors” has the meaning given in the recitals.

“Other Notes” has the meaning given in Section 3(b).

“Other Note Purchase Amount” has the meaning given in Section 3(b).

“Outside Financing” has the meaning given in Section 7(l).

“Permits” has the meaning given in Section 6(n).

“Person” means any individual, corporation, company (including any limited liability company), association, partnership, joint venture, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“PFIC” has the meaning given in Section 6(hh).

“PRC” means the People’s Republic of China, not including Taiwan, Hong Kong and Macau.

“PRC Subsidiaries” means LangFang, GanHan, Shanxi, Feihe, BaiQuan and Beijing Feihe.

“Prior ROFR” has the meaning given in the recitals.

“Prior Subscription Agreement” has the meaning given in the recitals.

“Proceedings” has the meaning given in Section 6(m).

“Proposal” has the meaning given in Section 7(bb).

“Purchaser” has the meaning given in the recitals.

“Registration Rights Agreement” means a registration rights agreement dated as of the First Closing Date between the Company, the Controlling Shareholders and the Purchaser, a form of which is attached hereto as Exhibit E.

“Regulation S” has the meaning given in Section 3(a).

“SEC Reports” has the meaning given in Section 6(a)(i).

“Second Closing” has the meaning given in Section 5(b).

“Second Closing Amount” has the meaning given in Section 3(a).

“Second Closing Date” means the date of the Second Closing.

“Securities” means, collectively, the Notes, the Conversion Shares and the Guarantees.

“Security Documents” means the Offshore Share Pledge Agreement, the relevant Uniform Commercial Code financing statements and the Onshore Share Pledge Agreement.

“Shanxi” means Shanxi Feihesantai Biotechnology Scientific and Commercial Co., Limited, a wholly-owned subsidiary of the Company, incorporated under the laws of PRC.

“Subsidiary” means, in respect of any Person, any corporation, company (including any limited liability company), association, partnership, joint venture or other business entity of which at least a majority of the total voting power of the voting stock is at the time owned or controlled, directly or indirectly, by:

(a) such Person,

(b) such Person and one or more Subsidiaries of such Person, or

(c) one or more Subsidiaries of such Person.

“Tax” has the meaning given in Section 6(q).

“Trading Market” has the meaning given in Section 5.

“Transaction Documents” means this Agreement, the Indenture, the Notes, the Guarantees, the Investor Rights Agreement, the Non-Competition Agreements, the Registration Rights Agreement and the Offshore Share Pledge Agreement, or any of them as the context may so require.

“Trustee” means The Bank of New York, acting as trustee under the Indenture.

“US$” means the lawful currency of the United States from time to time.

2.  Rules of Construction.

Unless the context otherwise requires:

(a)  a term has the meaning assigned to it;

(b)  “or” is not exclusive;

(c)  words in the singular include the plural, and in the plural include the singular;

(d)  all references in this Agreement to “Sections”, “Exhibits” and other subdivisions are to the designated Sections, Exhibits and subdivisions of this Agreement as originally executed;

(e)  a reference to any person is, where relevant, deemed to be a reference to or to include, as appropriate, that person’s successors and permitted assignees or transferees;

(f)  a reference to (or to any specified provision of) any agreement or document (including any Transaction Document) is to be construed as a reference to that agreement or document as it may be amended from time to time;

(g)  the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Section or other subdivision.

(h)  “including” means “including without limitation;”

(i)  provisions apply to successive events and transactions; and

(j)  references to a statute or statutory provision are to be construed as a reference to that statute or statutory provision as it may be amended from time to time.

3.  Issuance of Notes.

(a) The Notes.

Subject to the terms and conditions of this Agreement, the Company will, on the First Closing Date, (i) issue and sell to the Purchaser, and the Purchaser will purchase from the Company, the Company’s 600 Guaranteed Senior Secured Convertible Notes due 2012 (the “Notes”) of US$100,000 principal amount each, representing an aggregate principal amount of US$60,000,000 (the “First Closing Amount”), convertible into shares of Common Stock at an initial conversion price of US$24.00 per share, and (ii) cause the Guarantors to issue the Guarantees.

Subject to the terms and conditions of this Agreement, the Company will, on the Second Closing Date, (i) issue and sell to the Purchaser, and the Purchaser will purchase from the Company, such number of the Notes as will represent an aggregate principal amount (the “Second Closing Amount”) equal to (x) US$20,000,000 less (y) the Other Note Purchase Amount (as defined below), convertible into shares of Common Stock at an initial conversion price of US$24.00 per share.

The Notes will be issued pursuant to the provisions of the Indenture. The Notes will be offered and sold to the Purchaser pursuant to Regulation S (“Regulation S”) under the Act. Upon original issuance thereof, and until such time as the same is no longer required under the applicable requirements of the Act, the Notes and the Conversion Shares shall bear the legends relating to the offer and the sale of the Notes and the Conversion Shares as required by (i) Regulation S under the Act or (ii) any other applicable laws or regulations relating to the issuance of the Notes.

(b) The Other Notes.

On the Second Closing Date, subject to Section 3(c), the Company will issue to the Other Investors certain notes (the “Other Notes”) of US$100,000 principal amount each, representing an aggregate principal amount equal to no more than 25% of the Note Purchase Amount, with respect to which the Other Investors have exercised their Prior ROFR in the aggregate (the “Other Note Purchase Amount”).

The Other Notes will be issued pursuant to the provisions of a separate indenture between the Company and the Trustee (the “Other Indenture”) and will be offered and sold in the United States to certain accredited investors (“AIs”) as defined in Rule 501(a) under the Securities Act in a manner exempt from the registration requirements of the Securities Act. Upon original issuance thereof, and until such time as the same is no longer required under the applicable requirements of the Act, the Other Notes and the Conversion Shares into which the Other Notes are convertible (the “Other Conversion Shares”) shall bear the legends relating to the offer and the sale of such securities as required by (i) Regulation D under the Act or (ii) any other applicable laws or regulations relating to the issuance of such securities. The Other Notes sold in the United States to certain AIs will be constituted by private placement definitive certificates, substantially in the form to be set out in an exhibit to the Other Indenture.

The Other Notes and the Other Indenture will have terms and conditions that are identical to those of the Notes and the Indenture, respectively, except for the transfer restrictions and related provisions required for the Other Notes to be in compliance with the Act.

(c)	Accession.

Notwithstanding anything to the contrary herein, unless waived by the Purchaser, the Company shall not issue and sell Other Notes to any Other Investor unless such Other Investor executes and delivers an accession letter, in the form attached hereto as Exhibit F (the “Accession Letter”), with a copy to the Purchaser. Upon the execution and delivery of the Accession Letter, such Other Investor shall be a party to this Agreement and be bound by the terms and conditions herein, except as set forth in such Accession Letter.

4.  Guarantees and Pledges.

Pursuant to the Indenture and to the fullest extent permitted by Applicable Laws, AFC and all of the Company’s other existing and future direct and indirect Subsidiaries (only to the extent such Subsidiary is permitted under Applicable Laws to do so) (each, a “Guarantor”) shall irrevocably and unconditionally guarantee, on a senior secured basis, to the Purchaser and to the Trustee the payment and performance of the Company’s obligations under the Transaction Documents (collectively, the “Guarantees”).

The Notes and the Guarantees will be secured by (i) a perfected first-priority Lien on all of the equity interests of AFC and 30% of the equity interests of the Company held by Mr. Leng You-Bin pursuant to the Offshore Share Pledge Agreement and (ii) subject to the completion of the undertakings and conditions set forth in Section 7(p), a perfected first-priority Lien on all of the equity interests of the PRC Subsidiaries pursuant to the Onshore Share Pledge Agreement

5.  Purchase, Sale and Delivery.

(a) First Closing.

Subject to the satisfaction or waiver of all the conditions to closing set forth in Section 9, the issue and sale to the Purchaser of the Notes in an aggregate principal amount of US$60,000,000 (the “First Closing Amount”) shall occur at the Hong Kong office of Simpson Thacher & Bartlett LLP, on or about 9:00 a.m., Chicago time, at a closing (the “First Closing”) on June 1, 2007 or on such other time or Business Day thereafter on or prior to June 15, 2007 as may be agreed upon by the Company and the Purchaser. At the First Closing, the Company shall deliver to the Purchaser one or more global certificates representing the Notes, registered in such names and denominations as the Purchaser may request, against payment by the Purchaser of the First Closing Amount as the purchase price therefor by immediately available federal funds bank wire transfer to such bank account or accounts as the Company shall have beforehand designated to the Purchaser. The Notes in an aggregate principal amount equal to the First Closing Amount will be represented by one or more global certificates in book-entry form and will be deposited on the First Closing Date, by or on behalf of the Company, with the Trustee as common depositary for Clearstream and Euroclear, or its designated custodian, and registered in the name of the Trustee. The Common Stock is traded on the NYSE Archipelago Exchange (the “Trading Market”).

(b)	Second Closing.

Subject to the satisfaction or waiver of all the conditions to closing set forth in Section 9, the issue and sale to the Purchaser of the Notes in an aggregate principal amount (the “Second Closing Amount”) of (x) US$20,000,000 less (y) the aggregate principal amount of the Other Notes to be issued and sold to the Other Investors on the same date as the date of the Second Closing (as defined below) shall occur at the Hong Kong office of Simpson Thacher & Bartlett LLP, on or about 9:00 a.m., Chicago time, at a closing (the “Second Closing”, and together with the First Closing, the “Closings”, or each such Closing, a “Closing”) on the date on which the Company will issue and sell the Other Notes to the Other Investors. The Second Closing shall occur as soon as reasonably practicable after the First Closing Date, but in any event without prejudice to the notice and acceptance periods in respect of the Prior ROFR in Section 8(m) of the Prior Subscription Agreement. At the Second Closing, the Company shall deliver to the Purchaser one or more global certificates representing the Notes, registered in such names and denominations as the Purchaser may request, against payment by the Purchaser of the Second Closing Amount as the purchase price therefor by immediately available federal funds bank wire transfer to such bank account or accounts as the Company shall have beforehand designated to the Purchaser. The Notes in an aggregate principal amount equal to the Second Closing Amount will be represented by one or more global certificates in book-entry form (which may be identical to the global certificate used for the First Closing, subject to the terms and conditions of the Indenture) and will be deposited on the Second Closing Date, by or on behalf of the Company, with the Trustee as common depositary for Clearstream and Euroclear, or its designated custodian, and registered in the name of the Trustee.

6.  Representations and Warranties of the Group Companies and the Controlling Shareholders. Except as set forth in the Disclosure Schedule to be made part of this Agreement upon delivery thereof to the Purchaser on or prior to the Closing (“Disclosure Schedule”) which exceptions shall be deemed part of the representations and warranties made hereunder, each of the Group Companies and the Controlling Shareholders, jointly and severally, represents and warrants to the Purchaser the following as of the date of this Agreement, and such representations and warranties shall be deemed to be made as of the First Closing Date (if different from the date of this Agreement) and the Second Closing Date, provided that each representation or warranty deemed to be made after the date of this Agreement shall be deemed to be made by reference to the facts and circumstances existing at the date on which such representation or warranty is deemed to be made (except that, for the avoidance of doubt, any representation or warranty that is expressed to be made by reference to the facts and circumstances existing as at a specific date shall be made by reference to the facts and circumstances existing as at such specific date):

(a)	SEC Reports; Financial Statements.

(i)  The Company has filed all reports, schedules, forms, statements and other documents required to be filed by it under the Act and the Exchange Act (the foregoing materials, including the exhibits thereto and documents incorporated by reference therein, being collectively referred to herein as the “SEC Reports”) on a timely basis or has received a valid extension of such time of filing and has filed any such SEC Reports prior to the expiration of any such extension on a timely basis, except where the failure to file, or receive a valid extension of the timing of filing for, any SEC Reports would not be reasonably expected to have a material adverse effect, and to the Company’s best knowledge after due inquiry, no disciplinary actions or proceedings have been initiated against the Company and no such actions are threatened. As of the date of filing, in the case of SEC Reports filed pursuant to the Exchange Act, including pursuant to Section 13(a) or 15(d) thereof, for the twenty-four months preceding the date hereof (or such shorter period as the Company was required by law to file such reports, forms or other information) (and to the extent any such SEC Report was amended, then as of the date of filing of such amendment), and as of the date of effectiveness in the case of SEC Reports filed pursuant to the Act (and to the extent any such SEC Report was amended, then as of the date of effectiveness of such amendment), the SEC Reports complied in all material respects with the requirements of the Act and the Exchange Act and the rules and regulations of the Commission promulgated thereunder, as applicable, and none of the SEC Reports, as of the date of filing, in the case of SEC Reports filed pursuant to the Exchange Act (and to the extent any such SEC Report was amended, then as to the date of filing of such amendment), and as of the date of effectiveness in the case of SEC Reports filed pursuant to the Act (and to the extent any such SEC Report was amended, then as of the date of effectiveness of such amendment), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The financial statements of the Company included in the SEC Reports have been prepared in accordance with the applicable accounting requirements and the rules and regulations of the Commission with respect thereto as in effect at the time of filing. Such financial statements have been prepared in accordance with United States generally accepted accounting principles applied on a consistent basis during the periods involved (“GAAP”), except as may be otherwise specified in such financial statements or the notes thereto and except that unaudited financial statements may not contain all footnotes required by GAAP, and fairly present in all material respects the financial condition, results of operations and cash flows of the Company and its consolidated Subsidiaries as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, immaterial, year-end audit adjustments. All other financial, statistical, and market and industry-related data included in the SEC Reports are based on or derived from sources that the Company reasonably believes to be reliable and accurate. For the purposes of this Agreement, the term “filed” (or any derivations thereof) includes filing, furnishing or otherwise providing any reports, forms or other information provided to the Commission.

(ii)  The Company has not, in the 12 months preceding the date hereof, received notice from the Trading Market to the effect that the Company is not in compliance with the requirements of the Trading Market, and to the Company’s best knowledge after due inquiry, no disciplinary actions or proceedings have been initiated against the Company and no such actions are threatened. The Company is, and upon consummation of the transactions contemplated hereby expects to be, in compliance with all of the listing requirements of the Trading Market.

(b)	Ownership of Shares of Subsidiaries; Affiliates.

(i)  Schedule 6(b)(i) of the Disclosure Schedule contains complete and correct lists of each Person in which the Company owns, directly or indirectly, any Capital Stock or similar equity interests, showing, as to each Subsidiary, the correct name thereof, the jurisdiction of its organization, and the percentage of shares of each class of its Capital Stock or similar equity interests outstanding owned by the Company and each other Subsidiary.

(ii)  All of the outstanding shares of Capital Stock or similar equity interests of each Subsidiary shown in Schedule 6(b)(i) of the Disclosure Schedule as being owned by the Company and its Subsidiaries have been validly issued, are fully paid and non-assessable and are owned by the Company or another Subsidiary free and clear of any Lien.

(iii)  Except as disclosed in Schedule 6(b)(iii) of the Disclosure Schedule, no Subsidiary is a party to, or otherwise subject to any legal or regulatory restriction or any agreement (other than this Agreement) restricting the ability of such Subsidiary to pay dividends out of profits or make any other similar distributions of profits to the Company or any of its Subsidiaries that owns outstanding shares of Capital Stock or similar equity interests of such Subsidiary.

(c)  Organization. Except as disclosed in Schedule 6(c) of the Disclosure Schedule, each of the Group Companies (i) has been duly organized, is validly existing and is in good standing under the laws of its jurisdiction of organization, (ii) has all requisite power and authority to carry on its business and to own, lease and operate its properties and assets, and (iii) is duly qualified or licensed to do business and is in good standing as a domestic or foreign corporation or limited liability company, as the case may be, authorized to do business in each jurisdiction in which the nature of such business or the ownership or leasing of such properties requires such qualification, except where, for the purposes of (ii) or (iii) only, the failure to have all such requisite power and authority or to be so duly qualified or licensed does not, and would not, individually or in the aggregate, have a Material Adverse Effect. The constitutional documents and certificates of each of the PRC Subsidiaries are valid and have been duly approved or registered (as applicable) by competent PRC Governmental Authorities.

(d)  Capitalization and Voting Rights.

(i)  Capital Stock. All of the outstanding shares of Capital Stock or similar equity interests of the Company have been validly issued, are fully paid and non-assessable, and are free and clear of any Lien.

(ii)  Issued and Issuable Shares. Except as set forth on Schedule 6(d)(ii) of the Disclosure Schedule, as at the date hereof and immediately prior to the Closing, there is no Capital Stock issued or issuable pursuant to any exercise, conversion, exchange, subscription or otherwise in connection with any warrants, options (including pursuant to the Company’s stock option plan), convertible securities or any agreement to sell or issue Capital Stock or securities which may be exercised, converted or exchanged for Capital Stock, other than the shares of the Company’s common stock to be issued upon the conversion of the Notes (collectively, “Fully-Diluted”). Prior to the Closing Date, the Conversion Shares issuable upon conversion of the Notes will have been duly reserved for issuance, which will constitute such percentage of the Company’s Capital Stock on a Fully Diluted basis immediately following the Closing, assuming no exercise of the Prior ROFR, as disclosed in Schedule 6(d) of the Disclosure Schedule. When duly issued upon conversion of the Notes in accordance with the terms of the Notes, the Conversion Shares will have been validly issued, fully paid and non-assessable, and the issuance of the Conversion Shares will not be subject to any preemptive or similar right. Except as set forth on Schedule 6(d)(ii), all of the issued and outstanding shares of each of the Group Company’s Capital Stock as of the Closing are duly authorized, validly issued, fully paid and non-assessable, were issued in accordance with the registration or qualification provisions of the Act, if applicable, and any relevant “blue sky” laws of the United States, if applicable, or pursuant to valid exemptions therefrom and were issued in compliance with other applicable laws (including, without limitation, applicable PRC laws, rules and regulations) and are not subject to any rescission right or put right on the part of the holder thereof nor does any holder thereof have the right to require the Company to repurchase such Capital Stock.

(iii)  Voting and Other Agreements. Except as set forth on Schedule 6(d)(iii) of the Disclosure Schedule, as at the date hereof and immediately prior to the Closing, there are no outstanding (A) options, warrants or other rights to purchase from any Group Company, (B) agreements, contracts, arrangements or other obligations of any Group Company to issue, or (C) other rights to convert any obligation into or exchange any securities for, in the case of each of clauses (A) through (C), shares of Capital Stock of, or other ownership or equity interests in, any Group Company. Except as set forth on Schedule 6(d)(iii) of the Disclosure Schedule, the Company is not a party or subject to any agreement or understanding and there is no agreement or understanding with any Person that affects or relates to (x) the voting or giving of written consents with respect to any security of the Company (including, without limitation, any voting agreements, voting trust agreements, shareholder agreements or similar agreements) or the voting by a director of the Company, (y) the sale, transfer or other disposition with respect to any security of the Company or (z) any restrictions with respect to the issuance or sale of the Notes or the consummation of the transactions contemplated under the Transaction Documents, or any provisions that would adversely affect the interests of the holders of the Notes or the consummation of the transactions contemplated under the Transaction Documents, including without limitation any right of first refusal or right to be consulted or to make a comparable offer with respect to the Notes, held by any security holder, creditor or anyone who holds similar rights in the Company (other than the holders of the Notes).

(e)  No Registration Rights. Except as set forth on Schedule 6(e) of the Disclosure Schedule, no holder of securities of any of the Group Companies is or will be entitled to have any registration rights with respect to such securities.

(f)  Authorization. (i) Each of the Group Companies has all requisite corporate power and authority to execute, deliver and perform its obligations under each of the Transaction Documents to which it is a party and to consummate the transactions contemplated thereby, (ii) this Agreement has been duly authorized, executed and delivered by the Group Companies and the Controlling Shareholders. and (iii) each of the Transaction Document has been duly authorized and when executed and delivered by the Group Companies and the Controlling Shareholders (to the extent they are parties thereto) shall constitute a legal, valid and binding obligation of each of the Group Companies and the Controlling Shareholders (to the extent they are parties thereto) enforceable against the Group Companies and the Controlling Shareholders (to the extent they are parties thereto) in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally.

(g)  Valid Issuance of Notes and the Guarantees. The Notes, when issued, sold and delivered in accordance with the terms thereof and for the consideration set forth herein, will be free of restrictions on transfer, other than restrictions on transfer under applicable state and federal securities laws. Assuming the accuracy of the Purchaser’s representations in Section 8 below, the Notes will be issued in compliance with applicable state and federal securities laws. The Notes have been duly authorized by the Company and, when executed and delivered by the Company, authenticated by the Trustee, and delivered to the Purchaser, in accordance with the terms of this Agreement, the Notes will have been duly executed, issued and delivered by the Company and will constitute legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally. The Guarantees have been duly authorized, and, when the Notes have been duly executed, authenticated and issued in accordance with the provisions of the Indenture and delivered to and paid for by the Purchaser with the Guarantees endorsed thereon by the Guarantors, will constitute the legal, valid and binding obligations of each Guarantor entitled to the benefits of the Indenture.

(h)  Valid Issuance of Conversion Shares. The conversion rights attached to the Notes, when the Notes are issued on the applicable Closing Date, will provide for the right to convert the Notes into (i) up to 2,500,000 shares of Common Stock of the Company (subject to subdivision or consolidation thereof) as of the first Closing Date (as calculated immediately following the First Closing and assuming the conversion of all the Notes for an aggregate principal amount equal to the First Closing Amount) and (ii) up to such number of Common Stock of the Company (subject to subdivision or consolidation thereof) as of the Second Closing Date as will permit conversion of all the Notes for an aggregate principal amount equal to the sum of the First Closing Amount and the Second Closing Amount. The Conversion Shares have been duly and validly authorized for issuance by the Company, and when issued pursuant to the terms of the Notes and the Indenture, will be validly issued, fully paid and non-assessable, not subject to any preemptive or similar rights, free from all taxes, Liens, charges and security interests with respect to the issuance thereof and free of restrictions on transfer other than as expressly contemplated by the Transaction Documents.

(i)  Compliance with Instruments. None of the Group Companies is in violation of its respective articles of incorporation, certificate of incorporation, by-laws or other organizational documents (the “Charter Documents”). None of the Group Companies is, nor does any condition exist (with the passage of time or otherwise) that could reasonably be expected to cause any of the Group Companies to be, (i) in violation of any statute, rule, regulation, law or ordinance, or any judgment, decree or order applicable to any of the Group Companies or any of their properties (collectively, “Applicable Law”) of any federal, state, national, provincial, local or other governmental authority, governmental or regulatory agency or body, court, arbitrator or self-regulatory organization of applicable jurisdictions (each, a “Governmental Authority”), or (ii) except as disclosed in Schedule 6(i) of the Disclosure Schedule, in breach of or in default in any material respect under any bond, debenture, note or other evidence of indebtedness, indenture, mortgage, deed of trust, lease or any other agreement or instrument to which any of them is a party or by which any of them or their respective property is bound (collectively, “Applicable Agreements”).

(j)  No Conflicts. Neither the execution, delivery or performance of this Agreement or any other Transaction Document nor the consummation of any of the transactions contemplated herein or therein will conflict with, violate, constitute a breach of or a default (with the passage of time or otherwise) under, require the consent of any Person or a Governmental Authority (other than consents already obtained) or result in the imposition of a Lien (other than a Lien arising under the Security Documents and the transactions contemplated by the Transaction Documents) on any assets of any of the Group Companies under or pursuant to (i) the Charter Documents, (ii) any Applicable Agreement, or (iii) any Applicable Law. Except as disclosed in Schedule 6(j) of the Disclosure Schedule, immediately following consummation of the transactions contemplated in the Transaction Documents, no default will exist under the Indenture.

(k)  Security Interests. When executed and delivered, the Offshore Share Pledge Agreement will create valid and enforceable first-priority security interests in favor of the Offshore Collateral Agent in all the Pledged Collateral (as defined therein), which security interests will secure the repayment of the Notes and the other obligations purported to be secured thereby and when the share certificates representing such Pledged Collateral, together with the Powers (as defined therein) are delivered to the Offshore Collateral Agent, such security interests will be perfected. Except as disclosed in Schedule 6(k) of the Disclosure Schedule, when executed and delivered and subject to the approval by and filing with the relevant Governmental Authority, the Onshore Share Pledge Agreement will create valid and enforceable first-priority security interests in favor of the collateral agent appointed thereunder in all the equity interest in the PRC Subsidiaries which security interests will secure the repayment of the Notes and the other obligations purported to be secured thereby.

(l)  Governmental Filings. Except as set forth in Schedule 6(l) of the Disclosure Schedule, no filing with, consent, approval, authorization or order of, any Governmental Authority is required to be made by any of the Group Companies for the consummation of the transactions contemplated by the Transaction Documents, except (i) as have been made or obtained prior to the date of this Agreement or obtained after the Closing in accordance with the terms of the Transaction Documents, (ii) as may be necessary to perfect security interest granted pursuant to the Security Documents (and for the avoidance of doubt, the security interest granted under the Offshore Share Pledge Agreement shall be perfected as described in Section 6(k) above) and (iii) as may be required under the Act or state securities or “blue sky” laws.

(m)  Proceedings. There is no action, claim, suit, demand, hearing, notice of violation or deficiency, or proceeding, domestic or foreign (collectively, “Proceedings”), pending or, to the best knowledge of the Company after due inquiry, threatened, that seeks to restrain, enjoin, prevent the consummation of, or otherwise challenges any of the Transaction Documents or any of the transactions contemplated therein.

(n)  Permits. Except as set forth in Schedule 6(n) of the Disclosure Schedule, each of the Group Companies possesses all material licenses, permits, certificates, consents, orders, approvals and other authorizations from, and has made all declarations and filings with, all Governmental Authorities, presently required or necessary to own or lease, as the case may be, and to operate their respective properties and to carry on their respective businesses as now conducted (“Permits”). All of the Permits are valid and in full force and effect. Each of the Group Companies has fulfilled and performed all of its respective obligations with respect to such Permits and no event has occurred which allows, or after notice or lapse of time could allow, revocation or termination thereof or result in any other material impairment of the rights of the holder of any such Permit. None of the Group Companies has received actual notice of any Proceeding relating to revocation or modification of any such Permit.

(o)  Title to Property. Except as set forth in Schedule 6(o) of the Disclosure Schedule, each of the Group Companies has good and marketable title to all real property and personal property owned by it that is material to their respective businesses, in each case free and clear of any Liens as of the Closing Date, except such Liens as permitted under the Transaction Documents. For real property not owned by any of the Group Companies and currently used or planned to be used for the business operations of the Group Companies, each of such Group Companies has good and marketable title to all leasehold estates in real and personal property being leased by it that is material to their respective businesses and, in each case free and clear of all Liens as of the Closing Date.

(p)  Insurance. Schedule 6(p) of the Disclosure Schedule contains a complete and correct list of insurance policies insuring the Group Companies and their respective businesses, assets, employees, officers and directors. All such insurance policies insuring the Group Companies and their respective businesses, assets, employees, officers and directors are in full force and effect. Each of the Group Companies is in compliance with the terms of such policies and instruments in all material respects, and there are no claims by any of the Group Companies under any such policy or instrument as to which, to the Company’s best knowledge after due inquiry, any insurance company is denying liability or defending under a reservation of rights clause. None of the Group Companies has been refused any insurance coverage sought or applied for, and none of the Group Companies has any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business.

(q)  Taxes. All Tax returns required to be filed by each of the Group Companies have been filed (taking into account all extensions of due dates), and all such returns are true, complete and correct in all material respects. All Taxes that are due from each of the Group Companies have been paid other than those (i) currently payable without penalty or interest or (ii) being diligently contested in good faith and by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP. To the best knowledge of the Company after due inquiry, there are no proposed Tax assessments against any of the Group Companies. The accruals and reserves on the books and records of each of Group Companies in respect of any Tax liability for any Taxable period not finally determined are adequate to meet any assessments of Tax for any such period. For purposes of this Agreement, the term “Tax” and “Taxes” shall mean all federal, state, national, provincial, local and foreign taxes, and other assessments of a similar nature (whether imposed directly or through withholding), including any interest, additions to tax, or penalties applicable thereto.

(r)  Intellectual Property.

(i) Each of the Group Companies owns, or is validly licensed under, or has the right to use, all patents, patent rights, licenses, inventions, copyrights, know-how (including trade secrets and other unpatented and/or unpatentable proprietary or confidential information, systems, software or procedures), trademarks, service marks, trade names or master works, whether or not registered, filed, or issued under the authority of any governmental authority, (collectively, “Intellectual Property”) necessary for the conduct of its business and, except as set forth in Schedule 6(r) of the Disclosure Schedule, all Intellectual Properties owned by the Group Companies necessary for the conduct of their businesses are valid and in full force and effect. As of the Closing Date, such Intellectual Property is or will be free and clear of all Liens, except where the failure to own, possess, or have the right to use such Intellectual Property does not, and would not, individually or in the aggregate, have a Material Adverse Effect. To the Company’s best knowledge after due inquiry, no Proceedings have been asserted by any Person challenging the use of any such Intellectual Property by any of the Group Companies or questioning the validity or effectiveness of the Intellectual Property or any license or agreement related thereto, and, to the Company’s best knowledge after due inquiry, there are no facts which would form a valid basis for any such Proceeding. To the Company’s best knowledge after due inquiry, the use of such Intellectual Property any of the Group Companies will not infringe on the Intellectual Property rights of any other Person.

(ii) To the extent permitted by applicable law, each of the Group Companies has taken reasonable steps and measures to establish and preserve ownership of or right to use all Intellectual Property material to the operation of its business, including any Intellectual Property that was jointly developed with any third-parties, or any Intellectual Property for which improper or unauthorized disclosure would impair its value or validity, and has made all appropriate filings, registrations and payments of fees in connection with the foregoing. To the Company’s best knowledge after due inquiry, there is no infringement or misappropriation by any other Person of any Intellectual Property of any of the Group Companies. No Proceedings in which any of the Group Companies alleges that any Person is infringing upon, or otherwise violating, any Intellectual Property of any of the Group Companies are pending, and none has been served, instituted or asserted by any of the Group Companies.

(iii) To the best knowledge of the Company after due inquiry, no former or current employee, no former or current consultant, and no third-party joint developer of any of the Group Companies has any rights in any Intellectual Property made, developed, conceived, created or written by the aforesaid employee or consultant during the period of his or her retention by the Group Companies which can be asserted against any Group Company.

(iv) No Intellectual Property owned by any Group Company is the subject of any Lien, license or other contract granting rights or security interest therein to any other Person, except for Liens, licenses or other contracts granting rights or security interest that do not materially interfere with the use made and proposed to be made of such Intellectual Property by any Group Company. Each of the Group Companies has not (A) transferred or assigned, (B) granted an exclusive license to or (C) provided or licensed, any Intellectual Property owned by the Group Companies and necessary for the conduct of their business to any Person.

(s)  Internal Controls. Each of the Group Companies maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorization, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any material differences.

(t)  Financial Statements; No Undisclosed Liabilities.

(i)  The audited consolidated financial statements and related notes of the Company contained in the Form 10-K for the three years ended December 31, 2006 present fairly in all material respects the financial position, results of operations and cash flows of the Company and its Subsidiaries, as of the respective dates and for the respective periods to which they apply and have been prepared in accordance with GAAP and comply as to form with the applicable requirements of Regulation S-X of the Act.

(ii)  Subsequent to the date of the Company’s audited financial statements filed for the year ended December 31, 2006, except as disclosed therein or in any subsequent SEC Report, (A) none of the Group Companies has incurred any liabilities, direct or contingent, that are material, individually or in the aggregate, to such Group Company, or has entered into any material transactions not in the ordinary course of business, (B) there has not been any material decrease in the Capital Stock or any material increase in long-term indebtedness or any material increase in short-term indebtedness of the Group Companies, or any payment of or declaration to pay any dividends or any other distribution with respect to the Group Companies, and (C) there has not been any material adverse change in the properties, business, prospects, operations, regulatory status, earnings, assets, liabilities or condition (financial or otherwise) of the Group Companies taken as a whole; excluding any changes caused by (x) the condition of the industry of the Company that do not disproportionately affect the Company, (y) the failure of the Company to meet its financial projections or (z) the execution and delivery of this Agreement and consummation of the transactions contemplated hereby (each of clauses (A), (B) and (C), a “Material Adverse Change”). To the best knowledge of the Company after due inquiry, there is no event that is reasonably likely to occur in the foreseeable future, which if it were to occur, could, individually or in the aggregate, have a Material Adverse Change.

(iii)  Without limiting the generality of the foregoing paragraph (ii), the Company has no liabilities or obligations (whether actual, accrued, absolute, fixed, contingent, liquidated, unliquidated or otherwise, and whether due or to become due), except for (i) liabilities or obligations shown on the balance sheet as of December 31, 2006 (the “Most Recent Balance Sheet”), (ii) liabilities under any agreements, contracts, commitments, licenses or leases which have arisen prior to the date of the Most Recent Balance Sheet and which are not required to be reflected in a balance sheet, or the notes thereto, prepared in accordance with GAAP (none of which relates to a breach of contract, breach of warranty, tort, infringement, environmental, health or safety matter, violation of Applicable Laws or proceeding brought by Governmental Authorities), (iii) liabilities incurred in the ordinary course of business since December 31, 2006 (none of which relates to a breach of contract, breach of warranty, tort, infringement, environmental, health or safety matter, violation of Law or proceeding brought by Governmental Authorities) and/or (iv) other liabilities that are, individually and in the aggregate, immaterial.

(u)  Debt. All Debt represented by the Notes and the Guarantees is being incurred for proper purposes and in good faith. Based on the financial condition of the Company as of the Closing Date after giving effect to the receipt by the Company of the proceeds from the sale of the Securities hereunder, (i) the fair saleable value of the Group Companies’ assets exceeds the amount that will be required to be paid on or in respect of the Group Companies’ existing Debts and other liabilities (including contingent liabilities) as they mature; (ii) the present fair saleable value of the assets of the Group Companies is greater than the amount that will be required to pay the probable liabilities of the Group Companies on their respective Debt as they become absolute and mature; (iii) the Group Companies are able to realize upon their assets and pay their Debt and other liabilities (including contingent obligations) as they mature; (iv) the Group Companies’ assets do not constitute unreasonably small capital to carry on their respective businesses as now conducted and as proposed to be conducted including their respective capital needs taking into account the particular capital requirements of the business conducted by the Group Companies, and projected capital requirements and capital availability thereof; and (v) the current cash flow of each of the Group Companies, together with the proceeds the Company would receive, were it to liquidate all of its assets, after taking into account all anticipated uses of the cash, would be sufficient to pay all amounts on or in respect of its liabilities when such amounts are required to be paid. None of the Group Companies intends to incur Debt beyond its ability to pay such Debt as they mature (taking into account the timing and amounts of cash to be payable on or in respect of its Debt). The Company has no knowledge of any facts or circumstances which lead it to believe that it or any other Group Companies will file for reorganization or liquidation under the bankruptcy or reorganization laws of any jurisdiction within one year from the Closing Date. Except as set forth in Schedule 6(u) of the Disclosure Schedule, none of the Group Companies is, or has reason to believe it is likely to be, in default with respect to any Debt and no waiver of default is currently in effect. Except as set forth in Schedule 6(u) of the Disclosure Schedule, none of the Group Companies has agreed or consented to cause or permit in the future (upon the happening of a contingency or otherwise) any of its property, whether now owned or hereafter acquired, to be subject to a Lien. Except as set forth in Schedule 6(u) of the Disclosure Schedule, none of the Group Companies is a party to, or otherwise subject to any provision contained in, any instrument evidencing Debt of any of the Group Companies, any agreement relating thereto or any other agreement (including, but not limited to, its charter or other organizational document) which limits the amount of, or otherwise imposes restrictions on the incurring of, Debt of the Company.

(v)  No Stabilization. None of the Group Companies has and, to each of its best knowledge after due inquiry, no one acting on its behalf has, (i) taken, directly or indirectly, any action designed to cause or to result in, or that has constituted or which might reasonably be expected to constitute, the stabilization or manipulation of the price of any security of any of the Group Companies to facilitate the sale or resale of any of the Securities, (ii) sold, bid for, purchased, or paid anyone any compensation for soliciting purchases of, the Notes, or (iii) paid or agreed to pay to any person any compensation for soliciting another to purchase any other securities of the Group Companies.

(w)  No Sale to the U.S. None of the Group Companies, their respective Affiliates, or any person acting on its or their behalf has, directly or indirectly, made offers or sales of any security, or solicited offers to buy, sell or offer to sell or otherwise negotiate in respect of, in the United States or to any United States citizen or resident, any security which is or would be integrated with the sale of the Securities in a manner or under circumstances that would require the registration of the Securities under the Act.

(x)  No Directed Selling Efforts. None of the Group Companies, their respective Affiliates, or any person acting on its or their behalf (other than the Purchaser, its Affiliates or persons acting on its behalf, as to whom the Company makes no representation) has engaged in any directed selling efforts (within the meaning of Regulation S) with respect to the Securities; and each of the Company, its Subsidiaries, their respective Affiliates and each person acting on its or their behalf has complied with the offering restrictions requirement of Regulation S.

(y)  No Registration. Assuming the accuracy of the Purchaser’s representations and warranties set forth in Section 8, no registration under the Act of the Securities is required for the offer and sale of the Securities in the manner contemplated herein or to qualify the Indenture under the Trust Indenture Act of 1939, as amended.

(z)  Eligibility. The Notes satisfy the eligibility requirements of Rule 144A(d)(3) under the Act.

(aa)  Labor Matters. None of the Group Companies is bound by or subject to (and none of its assets or properties is bound by or subject to) any written or oral, express or implied, contract, commitment or arrangement with any labor union, and no labor union has requested or, to the best knowledge of the Company after due inquiry, has sought to represent any of the employees, representatives or agents of the Group Companies. There is no strike or other labor dispute involving any of the Group Companies pending or threatened, which could, individually or in the aggregate, have a Material Adverse Effect. There is no employment related charge, complaint, grievance, investigation, unfair labor practice claim or inquiry of any kind, pending against any of the Group Companies that could, individually or in the aggregate, have a Material Adverse Effect.

(bb)  Brokers and Finders. The Company has not engaged any broker, finder, commission agent or other similar person in connection with the transactions contemplated under the Transaction Documents, and the Company is not under any obligation to pay any broker’s fee or commission in connection with such transactions.

(cc)  Environmental Matters. Each of the Group Companies (i) is in compliance with any and all currently applicable foreign, federal, state, national, provincial, and local laws and regulations relating to the protection of the environment or hazardous or toxic substances or wastes, pollutants or contaminants (“Environmental Laws”), (ii) has received and is in compliance with all permits, licenses or other approvals required of it under applicable Environmental Laws to conduct its business, (iii) has not received actual notice of any actual or potential liability for the investigation or remediation of any disposal or release of hazardous or toxic substances or wastes, pollutants or contaminants, (iv) none of the Group Companies has knowledge of any facts which would give rise to any Proceedings, public or private, against it or any violation of Environmental Laws arising out of the operations of the Group Companies, except, in each case, such as would not reasonably be expected to result in a Material Adverse Effect; and (v) none of the Group Companies has stored any hazardous materials on real properties now or formerly owned, leased or operated by any of them, and has not disposed of any hazardous materials, in a manner contrary to any Environmental Laws except as would not reasonably be expected to result in a Material Adverse Effect

(dd)  Encumbrances. As of the Closing Date, except for any such restrictions provided under the laws of the jurisdiction of incorporation of any of the Group Companies, as applicable, there will be no encumbrances or restrictions on the ability of any of the Group Companies (i) to pay dividends or make other distributions on such parties’ Capital Stock or to make loans or advances or pay any indebtedness to, or investments in, any of the Group Companies, or (ii) to transfer any of its property or assets to any of the Group Companies, except for such restrictions set forth in the Transaction Documents.

(ee)  Foreign Corrupt Practices Act. None of the Group Companies, nor to the best knowledge of the Company after due inquiry, any agent or other person acting on behalf of any of the Group Companies, has, directly or indirectly, (i) has used any funds, or will use any proceeds from the sale of the Notes, for unlawful contributions, gifts, entertainment or other unlawful expenses related to foreign or domestic political activity, (ii) has made any unlawful payment to foreign or domestic government officials or employees or to any foreign or domestic political parties or campaigns from corporate funds, (iii) has failed to disclose fully any contribution made by the Group Companies (or made by any person acting on its behalf of which the Company is aware) which is in violation of law, or (iv) has violated in any material respect any provision of the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder (the “FCPA”).

(ff)  Related Party Transactions. Other than as set forth in the SEC Reports, no material relationship, direct or indirect, exists between or among any of the Group Companies or any Affiliate of the Group Companies, on the one hand, and any former or current director, officer, stockholder, customer or supplier of any of them (including any member of their immediate family), on the other hand.

(gg)  Investment Company. None of the Group Companies is, and as a result of the offer and sale of the Securities contemplated herein will not be, required to register as an “investment company” under, and as such term is defined in, the U.S. Investment Company Act of 1940, as amended in connection with or as a result of the offer and sale of the Securities.

(hh)  PFIC.None of the Group Companies is or intends to become a “passive foreign investment company” within the meaning of Section 1297 of the Code (“PFIC”).

(ii)  OFAC. Neither the Company nor, to the best knowledge of the Company after due inquiry, any director, officer, agent, employee, Affiliate or Person acting on behalf of the Company is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”); and the Company will not directly or indirectly use the proceeds of the sale of the Notes, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other Person or entity, towards any sales or operations in Cuba, Iran, Syria, Sudan, Myanmar or any other country sanctioned by OFAC or for the purpose of financing the activities of any person currently subject to any U.S. sanctions administered by OFAC.

(jj)  Money Laundering Laws. The operations of each of the Group Companies are and have been conducted at all times in compliance with the money laundering statutes of applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any applicable governmental agency (collectively, the “Money Laundering Laws”) and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving any of the Group Companies with respect to the Money Laundering Laws is pending or, to the best knowledge of the Company after due inquiry, threatened.

(kk)  Other Representations and Warranties Relating to the PRC Subsidiaries.

(iv)  All material consents, approvals, authorizations or licenses requisite under PRC law for the due and proper establishment and operation of each of the PRC Subsidiaries has been duly obtained from the relevant PRC Governmental Authorities and are in full force and effect.

(v)  All filings and registrations with the PRC Governmental Authorities required in respect of each of the PRC Subsidiaries and its operations including, without limitation, the registrations with the Ministry of Commerce, the State Administration of Industry and Commerce, the State Administration for Foreign Exchange, tax bureau and customs authorities have been duly completed in accordance with the relevant PRC rules and regulations.

(vi)  Each of the PRC Subsidiaries has complied with all relevant PRC laws and regulations regarding the contribution and payment of its registered share capital, the payment schedule of which has been approved by the relevant PRC Government Authorities. There are no outstanding rights of, or commitments made by the Company or any Subsidiary to sell any equity interest in the PRC Subsidiaries.

(vii)  None of the PRC Subsidiaries is in receipt of any letter or notice from any relevant PRC Governmental Authority notifying it of revocation of any licenses or qualifications issued to it or any subsidy granted to it by any PRC Governmental Authority for non-compliance with the terms thereof or with applicable PRC laws, or the need for compliance or remedial actions in respect of the activities carried out by any of the PRC Subsidiaries.

(viii)  Each of the PRC Subsidiaries has conducted its business activities within the permitted scope of business or has otherwise operated its business in compliance with all relevant legal requirements and with all requisite licenses and approvals granted by competent PRC Governmental Authorities. As to licenses, approvals and government grants and concessions requisite or useful for the conduct of any part of the business of any of the PRC Subsidiaries which are subject to periodic renewal, the Company has no knowledge of any grounds on which such requisite renewals will not be granted by the relevant PRC Governmental Authorities.

(ix)  With regard to employment and staff or labor, each of the PRC Subsidiaries has complied with all applicable PRC laws and regulations in all material respects, including without limitation, laws and regulations pertaining to welfare funds, social benefits, medical benefits, insurance, retirement benefits, pensions or the like.

(ll)  Full Disclosure. All disclosure furnished by or on behalf of the Company to the Purchaser regarding any of the Group Companies, their respective businesses and the transactions contemplated under the Transaction Documents, including the SEC Reports and the Disclosure Schedules to this Agreement, with respect to the representations and warranties made herein are true and correct with respect to such representations and warranties and do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The Company acknowledges and agrees that the Purchaser does not make any representations or warranties with respect to the transactions contemplated hereby other than those specifically set forth in Section 8 hereof.

7.  Covenants of the Group Companies and the Controlling Shareholders.

Each of the Group Companies and, to the extent permitted under applicable law, the Controlling Shareholders, jointly and severally, hereby agrees:

(a)  To (i) advise the Purchaser promptly after obtaining knowledge (and, if requested by the Purchaser, confirm such advice in writing) of the issuance by any state securities commission of any stop order suspending the qualification or exemption from qualification of the Securities for offer or sale in any jurisdiction, or the initiation of any proceeding for such purpose by any state securities commission or other regulatory authority, (ii) use its commercially reasonable efforts to prevent the issuance of any stop order or order suspending the qualification or exemption from qualification of the Securities under any state securities or “blue sky” laws, and (iii) if at any time any state securities commission or other regulatory authority shall issue an order suspending the qualification or exemption from qualification of the Securities under any such laws, use its commercially reasonable efforts to obtain the withdrawal or lifting of such order at the earliest possible time.

(b)  So long as any of the Securities are “restricted securities” within the meaning of Rule 905 under the Act, to, during any period in which the Company is not subject to and in compliance with Section 13 or 15(d) of the Exchange Act, provide to each holder of such restricted securities and to each prospective purchaser (as designated by such holder) of such restricted securities, upon the request of such holder or prospective purchaser, any information required to be provided by Rule 144A(d)(4) under the Act.

(c)  Whether or not any of the transactions contemplated under the Transaction Documents are consummated or this Agreement is terminated, to pay (i) all costs, expenses, fees and taxes incident to and in connection with the preparation, issuance and delivery of the Securities, (ii) all fees and expenses of counsels, accountants and any other advisors, if any, retained by the Company, (iii) all expenses in connection with qualifying the Notes for settlement in the Clearing Facilities, (iv) all fees and expenses of the Company in connection with approval of the Notes for “book entry” transfer, and (v) all fees and expenses of the Trustee, the Conversion Agent, the Paying Agent, the Registrar and any other agents contemplated in the Transaction Documents.

(d)  To do and perform all things required to be done and performed under the Transaction Documents prior to and after each Closing Date.

(e)  Prior to making any public disclosure or filings as may be required by Applicable Laws with respect to any of the Transaction Documents and the transactions contemplated hereby and thereby, to provide the Purchaser and its counsels with the reasonable opportunity to review and comment on such public disclosure documents and consider in good faith any comments received by the Purchaser or its counsels.

(f)  The Company shall use it best efforts to effect, and each of the Controlling Shareholders shall cause the Company to use its best efforts to effect, a Qualifying IPO on or prior to December 1, 2008.

(g)  To maintain the listing and trading of the Common Stock on the Trading Market or on an alternative trading market reasonably acceptable to the Purchaser, until the time of a Qualifying IPO.

(h)  For so long as the Purchaser owns any of the Securities, the Company will furnish to the Purchaser copies of all reports and other communications (financial or otherwise) furnished by the Company to the Trustee or to the holders of its Securities and, as soon as available, copies of any reports or financial statements furnished to or filed by the Company with the Commission or any national securities exchange on which any class of securities of the Company may be listed; provided, however, that any such report or financial statements filed on the Commission’s EDGAR database need not be separately furnished.

(i)  During the two-year period after the applicable Closing Date (or such shorter period as may be provided for in Rule 144(k) under the Act, as the same may be in effect from time to time), not to, and not to permit any current or future Subsidiaries of the Company or any other affiliates (as defined in Rule 144(a) under the Act) controlled by the Company to, resell any of the Securities (issued as of such Closing Date) which constitute “restricted securities” under Rule 144 that have been reacquired by the Company, any current or future Subsidiaries of the Company or any other affiliates (as defined in Rule 144(a) under the Act) controlled by the Company, except pursuant to an effective registration statement under the Act.

(j)  To pay all stamp, documentary and transfer taxes and other duties, if any, which may be imposed by any Governmental Authorities or any political subdivision thereof or taxing authority thereof or therein with respect to the issuance of the Notes or the sale thereof to the Purchaser.

(k)  The Company will use its commercially reasonable efforts not to become, and cause its Subsidiaries not to become, a PFIC. If the Company determines that it or any of its Subsidiaries has become a PFIC, the Company will promptly notify the Purchaser and provide all information requested by the Purchaser that is necessary for it to make a qualified electing fund (QEF) election.

(l)  Not register any transfer of the Notes that is not (i) made in accordance with the provisions of Regulation S, (ii) made pursuant to registration under the Act, or (iii) made pursuant to an available exemption under the Act.

(m)  Prior to each Closing Date, the Company shall not, without the express prior written consent of the Purchaser (which consent shall be at the Purchaser’s sole discretion), pursue or discuss any capital raising transaction or transactions with any Person other than the Purchaser or its Affiliates (“Outside Financing”).

(n)  Prior to each Closing Date, the Company shall not, and shall procure that its Subsidiaries shall not, do anything or take any step, action or measure (or omit to take the same), that has or could be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect.

(o)  The Company and the Mr. Leng You-Bin shall use their best efforts to have the financing statements timely filed under Article 9 of the Uniform Commercial Code of Utah or the District of Columbia, as applicable, with the Secretary of the State of the State of Utah or the District of Columbia, as applicable, in accordance with the Offshore Share Pledge Agreement, which initial filing shall be completed or caused to be completed within 10 days from the date of the First Closing.

(p)  Each of the Company and the Controlling Shareholders shall, as soon as reasonably practicable and to the extent permitted under PRC law, use its reasonable efforts to (i) procure a collateral agent acceptable to the Purchaser to serve as a collateral agent under the Onshore Share Pledge Agreement, which agreement shall be in a form acceptable to the Purchaser, (ii) obtain approvals from, and complete filing procedures with, relevant Governmental Authorities in order to create a valid and enforceable first-priority security interest over all of the equity interests issued by the PRC Subsidiaries, including the approval from the regional offices of the Foreign Trade & Economic Cooperation Bureau and the registration with the regional offices of Industrial and Commercial Administration Bureau or other offices to the extent required under PRC law or regulations.

(q)  The Company shall not use the net proceeds from the sale of the Notes, in any amount, for any purpose other than as set forth in Section 4.23 of the Indenture.

(r)  In the event that any of the Group Companies acquires any Person following the First Closing Date, such Group Company shall obtain, and the Company shall cause such Group Company to obtain, as a condition precedent to the consummation of such acquisition, an opinion of counsel, which includes, among others, opinions substantially to the effect that (i) the transaction documents governing such acquisition are enforceable according to their terms and (ii) neither the execution, delivery or performance of such transaction documents nor the consummation of any of the transactions contemplated therein will conflict with, violate, constitute a breach of or a default (with the passage of time or otherwise) under, require the consent of any Person or a Governmental Authority (other than consents already obtained) or result in an imposition of a Lien (other than a Lien arising under the transactions contemplated in such transaction documents) on any assets of any of such Group Company under or pursuant to (x) the Charter Documents, (y) the Applicable Agreements or (z) any Applicable Law. In addition, in the event that any acquisition of a Person by a Group Company is disclosed in a SEC Report filed by the Company, the Company shall provide, or cause to provide, a copy of such report to the Purchaser promptly as reasonably practicable after filing thereof.

(s)  The Company shall authorize and at all times keep reserved for issuance and delivery upon conversion of the Notes such number of Conversion Shares or other shares of the Company as are from time to time issuable upon conversion of any Notes and will, from time to time, take all necessary steps to amend its articles of incorporation to provide a sufficient reserve of Conversion Shares for issuance upon conversion of the Notes.

(t)  In connection with the conversion of the Notes into Conversion Shares, neither the Company nor any Person acting on its behalf will take any action which would result in the Conversion Shares being delivered by the Company other than to the then existing holders of the Notes exclusively where no commission or other remuneration is paid or given directly or indirectly for soliciting the exchange in compliance with Section 3(a)(9) of the Act.

(u)  Each of the Group Companies and the Controlling Shareholders undertakes that (i) they will comply with the FCPA, including, without limitation, not making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorization of the payment of any money, or other property, gift, promise to give, or authorization of the giving of value to any “foreign official” (as the term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office, in contravention of the FCPA, (ii) they will conduct its business in compliance with the FCPA, and (iii) they will institute and maintain policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, continued compliance therewith.

(v)  Promptly as reasonably practicable but in no event later than 90 days following the First Closing Date, each of the Group Companies shall obtain reasonably adequate insurance covering its material properties, operations, personnel and business, and is insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as are prudent and customary in the businesses in which it is engaged.

(w)  Promptly as reasonably practicable following the First Closing Date, each of the Group Companies shall execute appropriate nondisclosure and confidentiality agreements with their respective employees (excluding employees acting solely as sales representatives and without any access to Intellectual Property of any of the Group Companies), consultants and other Persons as necessary to establish and preserve ownership of or right to use all Intellectual Property material to the operation of its business, including any Intellectual Property jointly developed with any third parties, or any Intellectual Property for which improper or unauthorized disclosure would impair its value or validity and shall ensure that such agreements remain in full force and effect.

(x)  Promptly and to the extent reasonably practicable following the First Closing Date, each Group Company, to the extent applicable as set forth below, shall consummate the following:

(i)  payment by the Company of the consideration in United States dollars for the purchase of 40% equity interest in Shanxi Feihe;

(ii)  amendment of the land use right certificates with respect to the use of the land located at Xiangqing Street 016, Kedo, Xiangqing Street 3-4-2, Kedo, Nutricia-related land and Nantong Street, Baiquan to the reasonable satisfaction of the Purchaser;

(iii)  payment of the consideration for the acquisition by Feihe of land use rights from Kedong BeiBei Food Plant with respect to the use of the land located at the address set forth in Schedule 7(x)(iii) of the Disclosure Schedule and procurement of the related land use rights certificate to the reasonable satisfaction of the Purchaser;

(iv)  procurement of the requisite approvals or waiver by the Hebei Provincial Government with respect to the acquisition by Langfang of the land located at the address set forth in Schedule 7(x)(iv) of the Disclosure Schedule; and

(v)  execution of employment agreements with the senior officers of each of the Group Companies, which agreements shall contain standard non-competition, confidentiality and assignment of inventions provisions as customary in the businesses in which it is engaged.

(y)  Promptly and to the extent reasonably practicable following the applicable Closing Date, Mr. Leng You-Bin shall deliver to the Offshore Collateral Agent the certificate representing the Pledged Stock (as defined in the Offshore Share Pledge Agreement) to be pledged by Mr. Leng, accompanied by undated stock powers duly executed in blank by Mr. Leng You-Bin pursuant to the Offshore Share Pledge Agreement;

(z)  The Company covenants to timely file (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to the Exchange Act. As long as the Conversion Shares are “restricted securities” as defined in Rule 144(a)(3), if the Company is not required to file reports pursuant to the Exchange Act, it will prepare and make publicly available in accordance with Rule 144(c) (and, if the Purchaser owns any Conversion Shares, furnish to the Purchaser) such information as is required to sell such Conversion Shares under Rule 144. The Company further covenants that it will take such further action as any holder of the Conversion Shares may reasonably request, to the extent required from time to time to enable such person to sell such Conversion Shares without registration under the Securities Act within the requirements of the exemption provided by Rule 144.

(aa)  The Company shall, by no later than the four (4) business days (in the City of New York) following each Closing Date, file a Form 8-K announcing the respective Closing of the transactions contemplated hereby and the material terms thereof, which must be reviewed and consented to by the Purchaser prior to the filing, which consent shall not be unreasonably withheld or delayed; and to provide the draft of such Form 8-K to the Purchaser reasonably in advance for review. The Company and the Purchaser shall consult with each other in issuing any other press releases with respect to the transactions contemplated hereby, and neither the Company nor the Purchaser shall issue any such press release or otherwise make any such public statement (i) without the prior consent of the Company, with respect to any press release of the Purchaser, or (ii) without the prior consent of the Purchaser, with respect to any press release of the Company, in either case of (i) and (ii), which consent shall not unreasonably be withheld or delayed, except if such disclosure is required by law, in which case the disclosing party shall promptly provide the other party with prior notice of such public statement or communication. Notwithstanding the foregoing, the Company shall not publicly disclose the name of the Purchaser, or include the name of the Purchaser in any other filing with the Commission or any regulatory agency or Trading Market, without the prior written consent of the Purchaser, except (x) as required by federal securities law in connection with the filing of the Documents (including signature pages thereto) with the Commission and (y) to the extent such disclosure is required by law or Trading Market regulations, in which case the Company shall provide the Purchaser with prior notice of such disclosure permitted hereunder.

(bb)  From the date of this Agreement to the Second Closing Date, each of the Group Companies and their respective officers and directors and the Controlling Shareholders will not, and each of the Company and the Controlling Shareholders will cause its other representatives not to, directly or indirectly, (i) solicit, or initiate any proposal (a “Proposal”) relating to (A) direct or indirect acquisition or purchase of any equity securities (any and all shares of Capital Stock of the Group Companies, securities of the Group Companies convertible into, or exchangeable or exercisable for, such shares, and options, warrants or other rights to acquire such shares and any securities that represent the right to receive such equity securities) or any tender offer or exchange offer or (B) a merger, amalgamation, share exchange or consolidation or (C) a sale of all or substantially all of the assets of the Group Companies, (ii) participate in any discussions or negotiations regarding or furnish to any Person any information or otherwise facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Proposal (other than a modified Proposal of the Purchaser, if any, and without prejudice to the Prior ROFR), or (iii) authorize, engage in, or enter into any agreement or understanding with respect to, any Proposal. Each of the Group Companies and their respective officers and directors and the Controlling Shareholders will, and each of the Group Companies will cause its other representatives to, terminate any existing activities or discussions in relation to any Proposal with any other party other than the Purchaser and its representatives.

The Company and the Controlling Shareholders will immediately (within one Business Day) advise the Purchaser of, and inform the Purchaser of the terms of, and the identity of the Person making any Proposal that any of the Group Companies or Controlling Shareholders or any of their representatives or Affiliates may receive from the date of this Agreement to the Second Closing Date.

(cc)  Prior to the Second Closing Date, if the Group Companies or their respective officers and directors or the Controlling Shareholders violate any of the obligations set forth in Section 7(bb) above, the Company and the Controlling Shareholders, on a joint and several basis, shall pay to the Purchaser all fees and expenses incurred by the Purchaser in connection with the transactions contemplated by the Transaction Documents, including, without limitation, any amounts payable under Section 11(b) hereof and all legal and accounting fees and expenses, travel and accommodation fees and expenses, and due diligence fees and expenses.

8.  Purchaser’s Representations, Warranties and Agreements. The Purchaser represents and warrants to the Company that:

(a)  The Purchaser is not a “U.S. Person” (as defined in Rule 902 of Regulation S) and it understands that no action has been or will be taken in any jurisdiction by the Company that would permit a public offering of the Notes or the Conversion Shares in any country or jurisdiction where action for that purpose is required. The Purchaser is not acquiring the Notes or the Conversion Shares for the account or benefit of any U.S. persons except in accordance with exemption from registration requirements of the Act below or in a transaction not subject thereto.

(b)  The Purchaser is not acquiring the Notes or the Conversion Shares with a view to any distribution thereof that would violate the Act or the securities laws of any state of the United States or any other applicable jurisdiction.

(c)  The Purchaser (A) agrees on its own behalf and on behalf of any investor account for which it has purchased the Notes and/or the Conversion Shares that it will not offer, sell or otherwise transfer any of the Notes and/or the Conversion Shares prior to (x) the date which is 1 year after the later of the date of the commencement of the offering and the date of original issuance (or of any predecessor of any Security proposed to be transferred by the Purchaser) and (y) such later date, if any, as may be required by applicable law, except (a) to the Company, (b) pursuant to a registration statement that has been declared effective under the Act, (c) for so long as any Security is eligible for resale pursuant to Rule 144A under the Act, to a person it reasonably believes is a “qualified institutional buyer” as defined in Rule 144A that purchases for its own account or for the account of another qualified institutional buyer to whom notice is given that the transfer is being made in reliance on Rule 144A, (d) pursuant to offers and sales to Persons who are not “U.S. Persons” (within the meaning of Regulation S) that occur outside the United States within the meaning of Regulation S or (e) pursuant to any other available exemption from the registration requirements of the Act, and (B) agrees that it will give to each person to whom such Security is transferred a notice substantially to the effect of this paragraph.

(d)  The Purchaser acknowledges that the Notes and the Conversion Shares are “restricted securities” as defined in Rule 144 under the Act.

(e)  No form of “directed selling efforts” (as defined in Rule 902 of Regulation S), general solicitation or general advertising in violation of the Act has been or will be used nor will any offers by means of any directed selling efforts in the United States be made by the Purchaser or any of its representatives in connection with the offer and sale of any of the Notes and/or the Conversion Shares.

(f)  The Notes and/or the Conversion Shares to be acquired by the Purchaser will be acquired for investment for the Purchaser’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that the Purchaser has no present intention of selling, granting any participation in, or otherwise distributing the same. The Purchaser does not presently have any contract, undertaking, agreement or arrangement with any Person to sell, transfer or grant participations to such Person or to any third Person, with respect to any of the Notes or the Conversion Shares.

9.  Conditions Precedent to the Obligation of the Purchaser to Purchase the Notes.

The Purchaser’s obligation to purchase the Notes under this Agreement at a Closing is subject to the satisfaction or waiver of each of the following conditions on or prior to such Closing:

(a)  All the representations and warranties of each of the Group Companies and the Controlling Shareholders contained in each Transaction Document shall be true and correct as of the date hereof and at the Closing Date. Each of the Group Companies and the Controlling Shareholders shall have performed, satisfied and complied with, to the Purchaser’s satisfaction in its sole discretion, all covenants, agreements and conditions required by the Transaction Documents to be performed, satisfied or complied with by them at or prior to the Closing.

(b)  No injunction, restraining order or order of any nature by a Governmental Authority shall have been issued as of the Closing Date that could prevent or materially interfere with the consummation of the transactions contemplated under the Transaction Documents; and no stop order suspending the qualification or exemption from qualification of any of the Securities in any jurisdiction shall have been issued and no Proceeding for that purpose shall have been commenced or, to the best knowledge of the Company after due inquiry, be pending or threatened as of the Closing Date.

(c)  No action shall have been taken and no Applicable Law shall have been enacted, adopted or issued that could, as of the Closing Date, reasonably be expected to prevent the consummation of the transactions contemplated under the Transaction Documents. No Proceeding shall be pending or, to the best knowledge of the Company after due inquiry, threatened other than Proceedings that if adversely determined could not, individually or in the aggregate, adversely affect the issuance or marketability of the Notes or the Conversion Shares, or could not, individually or in the aggregate, have a Material Adverse Effect. None of the Group Companies has taken any step, action or measure (or omitted to take the same), which has or could be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect.

(d)  The Company shall have obtained any and all approvals, consents and waivers necessary for consummation of the transactions contemplated by the Transaction Documents, including, but not limited to, all Permits, authorizations, approvals or consents of any Governmental Authority.

(e)  The Purchaser shall have received on the Closing Date:

(i)  a certificate dated the Closing Date, signed by the Chief Executive Officer of the Company on behalf of the Company to the effect that (a) the representations and warranties set forth in Section 6 are true and correct with the same force and effect as though expressly made at and as of the Closing Date, (b) the Company has complied with all agreements and satisfied all conditions on its part to be performed or satisfied hereunder at or prior to the Closing Date, (c) at the Closing Date, since the date hereof or since the date of the most recent financial statements in the SEC Reports, no event or events have occurred, no information has become known nor does any condition exist that could, individually or in the aggregate, have a Material Adverse Effect, (d) since the date of the most recent financial statements in the SEC Reports, none of the Group Companies has incurred any liabilities or obligations, direct or contingent, not in the ordinary course of business, or entered into any other transactions not in the ordinary course of business, and there has not been any change in the Capital Stock or long-term indebtedness of any of the Group Companies, in each case, which could, individually or in the aggregate, have a Material Adverse Effect, and (e) the sale of any of the Notes has not been enjoined (temporarily or permanently);

(ii)  certificates dated the Closing Date, signed by each of the Controlling Shareholders, to the effect that (a) the representations and warranties set forth in the Transaction Documents which are given by the Controlling Shareholders are true and correct with the same force and effect as though expressly made at and as of the Closing Date, and (b) each of the Controlling Shareholders has complied with all agreements and satisfied all conditions on its part to be performed or satisfied under the Transaction Documents at or prior to the Closing Date,

(iii)  a certificate dated the Closing Date, signed by each of the Group Companies other than the Company, to the effect that (a) the representations and warranties set forth in the Transaction Documents which are given by such Group Company are true and correct with the same force and effect as though expressly made at and as of the Closing Date, and (b) such Group Company has complied with all agreements and satisfied all conditions on its part to be performed or satisfied under the Transaction Documents at or prior to the Closing Date,

(iv)  a certificate dated the Closing Date, signed by the Secretary of the Company, including specimen signatures of those officers of the Company authorized to sign the Transaction Documents, to which the Company is a party, on behalf of the Company, attaching true, complete and up to date copies of the certificate of incorporation and by-laws of the Company, attaching the certificate of good standing of the Company and certifying as to such other maters as the Purchaser may reasonably require;

(v)  certificates dated the Closing Date, signed by the Secretary or another authorized officer of each of the Group Companies other than the Company, including specimen signatures of those officers of such Group Company authorized to sign the Transaction Documents, to which such Group Company is a party, on behalf of such Group Company, attaching true, complete and up to date copies of the certificate of incorporation and by-laws (or other comparable constitutional documents, and including business licenses, in the case of the PRC Subsidiaries, and also certificates of approval, in the case of the PRC Subsidiaries that are wholly foreign owned entities) of such Group Company, attaching the certificate of good standing (only in the case of the Company and AFC) of such Group Company and certifying as to such other maters as the Purchaser may reasonably require;

(vi)  the opinions of Hodgson Russ LLP, U.S. counsel to the Company and the Controlling Shareholders, dated the Closing Date, in the form and substance reasonably satisfactory to the Purchaser; and

(vii)  the opinions of the PRC counsel to the Company and the Controlling Shareholders, dated the Closing Date, in the form and substance reasonably satisfactory to the Purchaser.

(f)  Each of the Transaction Documents shall have been executed and delivered by all parties thereto, and the Purchaser shall have received a fully executed original (or clearly legible facsimile copy) of each Transaction Document.

(g)  The Purchaser shall have received copies of all documents delivered under or in connection with the transactions contemplated in the Transaction Documents that are required to be delivered at or prior to the Closing Date.

(h)  The Purchaser shall have received the Disclosure Schedule in form and substance satisfactory to the Purchaser in its sole discretion;

(i)  None of the other parties to any of the Transaction Documents shall be in breach or default under their respective obligations thereunder.

(j)  The Offshore Collateral Agent shall have received on the Closing Date:

(i)  the certificate representing the Pledged Stock (as defined in the Offshore Share Pledge Agreement) to be pledged by the Company, accompanied by undated stock powers duly executed in blank by the Company pursuant to the Offshore Share Pledge Agreement;

(ii)  any appropriately completed copies, which have been duly authorized for filing by the appropriate Person, of Uniform Commercial Code financing statements naming the Company and Mr. Leng You-Bin as debtors and the Offshore Collateral Agent as the secured party, or other similar instruments or documents to be filed under the Uniform Commercial Code of all jurisdictions as may be necessary or desirable to perfect the security interests of the Offshore Collateral Agent pursuant to the Indenture and the Share Pledge Agreement;

(iii)  any certified copies of Uniform Commercial Code Requests for Information or Copies (Form UCC-11), or a similar search report certified by a party acceptable to the Offshore Collateral Agent, dated a date reasonably near to the Closing Date, listing all effective financing statements which name the Company, AFC or Mr. Leng You-Bin (under its present name and any previous names) as the debtor, together with copies of such financing statements (none of which shall cover any collateral described in the Indenture and the Share Pledge Agreement);

(iv)  such other approvals, opinions, or documents as the Offshore Collateral Agent may reasonably request in form and substance reasonably satisfactory to the Offshore Collateral Agent; and

(v)  the Offshore Collateral Agent and its counsel shall be satisfied that (i) the Lien granted to the Offshore Collateral Agent, for the benefit of the Secured Parties (as defined in the Offshore Share Pledge Agreement) in the collateral described above is a first priority Lien; and (ii) no Lien exists on any of the collateral described above other than the Lien created in favor of the Offshore Collateral Agent, for the benefit of the Secured Parties, pursuant to the Indenture and the Offshore Share Pledge Agreement.

(k)  All Uniform Commercial Code financing statements or other similar financing statements required pursuant to Section 9(i) (i), (ii) and (iii) above (collectively, the “Filing Statements”) shall have been delivered to CT Corporation System or another similar filing service company acceptable to the Offshore Collateral Agent (the “Filing Agent”). The Filing Agent shall have acknowledged in a writing reasonably satisfactory to the Offshore Collateral Agent and its counsel (i) the Filing Agent’s receipt of all Filing Statements, (ii) that the Filing Statements have either been submitted for filing in the appropriate filing offices or will be submitted for filing in the appropriate offices within ten days following the Closing Date and (iii) that the Filing Agent will notify the Offshore Collateral Agent and its counsel of the results of such submissions within 30 days following the Closing Date.

(l)  The respective board of directors of each of the Group Companies shall have approved and authorized by all necessary corporate or other action (i) the execution and delivery of the Transaction Documents, (ii) all actions to be performed or satisfied under the Transaction Documents (including, without limitation, the reserve for issuance of the Conversion Shares issuable upon exercise of the Notes), (iii) the consummation of the transactions contemplated by the Transaction Documents, (iv) the pricing terms of the Notes, and (v) all other actions necessary in connection with the transactions contemplated by the Transaction Documents and the offering of the Notes, and shall have provided the Purchaser with a copy of such authorizations.

(m)  The Purchaser shall have completed and be satisfied with the results of all business, legal and financial due diligence, and any items requiring correction identified by the Purchaser shall have been corrected to the Purchaser’s satisfaction.

(n)  The Purchaser shall have received all necessary internal approval for the transactions contemplated hereunder or under the Transaction Documents.

(o)  The Purchaser shall have approved a fund flow chart setting forth how the proceeds from the issue of the Notes will be transferred to its direct or indirect PRC Subsidiaries and how such PRC Subsidiaries will transfer the funds to the Company for purposes of the performance of the Company’s obligations under the Transaction Documents.

(p)  Except for the Prior ROFR and as set forth on Schedule 9(o) of the Disclosure Schedule, the Company shall have received due and proper waivers, or shall have entered into amendments or agreements effecting such waivers, by the security holder, creditor or anyone who holds similar rights in the Company (other than the holders of the Notes), of any restrictions with respect to the issuance or sale of the Notes or the consummation of the transactions contemplated under the Transaction Documents, or any provisions that would adversely affect the interests of the holders of the Notes or the consummation of the transactions contemplated under the Transaction Documents, including without limitation any right of first refusal or right to be consulted or to make a comparable offer with respect to the Notes, held by any such security holder, creditor or  holder of similar rights.

10.  Indemnification.

(a)  Each of the Group Companies and the Controlling Shareholders (each such Person being referred to as an “Indemnifying Party”), jointly and severally, agrees to indemnify and hold harmless the Purchaser, each of its Affiliates and their respective officers, directors, partners, shareholders, counsel, employees and agents (the Purchaser and each such other person being referred to as an “Indemnified Party”), to the fullest extent lawful, from and against any losses, claims, damages, liabilities and reasonable expenses (or actions in respect thereof) other than those arising from the Purchaser’s gross negligence or willful misconduct, as incurred, related to or arising out of or in connection with:

(i)
actions taken or omitted to be taken by any of the Group Companies or the Controlling Shareholders or their respective Affiliates, officers, directors, employees or agents (including, without limitation, the failure to take any required actions pursuant to Circular No. 75 of the PRC’s State Administration of Foreign Exchange, by any Controlling Shareholder or the shareholders, executive officers or directors of any Group Company); or

(ii)
any breach by any of the Group Companies or the Controlling Shareholders or their respective Affiliates of any of the representations, warranties, covenants and agreements set forth in any Transaction Document, and will reimburse the Indemnified Parties for all reasonable expenses (including, without limitation, fees and expenses of counsel) as they are incurred in connection with investigating, preparing, defending or settling any such action or claim, whether or not in connection with litigation in which any Indemnified Party is a named party. If any of the Indemnified Parties’ personnel appears as witnesses, are deposed or are otherwise involved in the defense of any action against an Indemnified Party, the Indemnifying Parties will reimburse the Purchaser for all reasonable expenses incurred by the Purchaser by reason of any of the Indemnified Parties being involved in any such action.

(b)  As promptly as reasonably practical after receipt by an Indemnified Party under this Section 10 of notice of the commencement of any action for which such Indemnified Party is entitled to indemnification under this Section 10, such Indemnified Party will, if a claim in respect thereof is to be made against the Indemnified Party under this Section 10, notify the Indemnifying Party of the commencement thereof in writing; but the omission to so notify the Indemnifying Party (i) will not relieve such Indemnifying Party from any liability under paragraph (a) above unless and only to the extent it is materially prejudiced as a result thereof and (ii) will not, in any event, relieve the Indemnifying Party from any obligations to any Indemnified Party otherwise than the indemnification obligation provided in paragraph (a) above. In case any such action is brought against any Indemnified Party, and it notifies the Indemnifying Party of the commencement thereof, the Indemnifying Party will be entitled to participate therein and, to the extent that it may determine, jointly with any other Indemnifying Party similarly notified, to assume the defense thereof, with counsel satisfactory to such Indemnified Party (who shall not, except with the consent of the Indemnified Party, be counsel to the Indemnifying Party) at the expense of the Indemnifying Party; provided, however, that if (i) the use of counsel chosen by the Indemnifying Party to represent the Indemnified Party would present such counsel with a conflict of interest, (ii) the actual or potential defendants in, or targets of, any such action include both the Indemnified Party and the Indemnifying Party and the Indemnified Party shall have been advised by counsel that there may be one or more legal defenses available to it and/or other Indemnified Party that are different from or additional to those available to the Indemnifying Party, (iii) the Indemnifying Party shall not have employed counsel satisfactory to the Indemnified Party to represent the Indemnified Party within a reasonable time after notice of the institution of such action or (iv) the Indemnifying Party shall authorize the Indemnified Party to employ separate counsel at the expense of the Indemnifying Party, then, in each such case, the Indemnifying Party shall not have the right to direct the defense of such action on behalf of such Indemnified Party or parties and such Indemnified Party or parties shall have the right to select separate counsel (including local counsel) to defend such action on behalf of such Indemnified Party or parties at the expense of the Indemnifying Party. After notice from the Indemnifying Party to such Indemnified Party of its election so to assume the defense thereof and approval by such Indemnified Party of counsel appointed to defend such action, the Indemnifying Party will not be liable to such Indemnified Party under this Section 10 for any legal or other expenses, other than reasonable costs of investigation, subsequently incurred by such Indemnified Party in connection with the defense thereof, unless the Indemnified Party shall have employed separate counsel in accordance with the proviso to the immediately preceding sentence (it being understood, however, that in connection with such action the Indemnifying Party shall not be liable for the expenses of more than one separate counsel (in addition to local counsel) in any one action or separate but substantially similar actions in the same jurisdiction arising out of the same general allegations or circumstances, representing the Indemnified Party who are parties to such action or actions). The Indemnifying Party shall not, without the prior written consent of the Indemnified Party, effect the settlement or compromise of, or consent to the entry of any judgment with respect to, any pending or threatened action or claim in respect of which indemnification or contribution may be sought hereunder (whether or not the Indemnified Party is an actual or potential party to such action or claim) unless such settlement, compromise or judgment (i) includes an unconditional release of the Indemnified Party from all liability arising out of such action or claim and (ii) does not include a statement as to or an admission of fault, culpability or a failure to act, by or on behalf of any Indemnified Party.

(c)  The indemnity and expense reimbursement obligations set forth herein (i) shall be in addition to any liability any of the Group Companies or the Controlling Shareholders may otherwise have to any Indemnified Party, (ii) shall remain operative and in full force and effect regardless of any investigation made by or on behalf of the Purchaser or any other Indemnified Party and (iii) shall be binding on any successor or assign of the Group Companies or their respective business and assets.

11.  Termination.

(a)  The Purchaser may terminate this Agreement at any time prior to the Closing Date by written notice to the Company if any of the following has occurred:

(i)  since the date hereof, any Material Adverse Change or any development involving or reasonably expected to result in a Material Adverse Effect that could, in the Purchaser’s sole judgment, be expected to (A) make it impracticable or inadvisable to proceed with the offering or delivery of the Notes on the terms and in the manner contemplated in this Agreement and the Indenture or (B) materially impair the investment quality of any of the Securities;

(ii)  the failure of any of the Group Companies or the Controlling Shareholders to satisfy the conditions contained in Section 9 on or prior to the Closing Date;

(iii)  any outbreak or escalation of hostilities or other national or international calamity or crisis, including acts of terrorism, or material adverse change or disruption in economic conditions in, or in the financial markets of, the United States, the European Union, the Peoples’ Republic of China or Hong Kong (it being understood that any such change or disruption shall be relative to such conditions and markets as in effect on the date hereof), if the effect of such outbreak, escalation, calamity, crisis, act or material adverse change in the economic conditions in, or in the financial markets of, the United States, the European Union, the Peoples’ Republic of China or Hong Kong could be reasonably expected to make it, in the Purchaser’s sole judgment, impracticable or inadvisable to proceed with the consummation of the transactions on the terms and in the manner contemplated in this Agreement or the Indenture;

(iv)  suspension of trading in the Common Stock by the Trading Market or the suspension or limitation of trading generally in securities on the New York Stock Exchange, the American Stock Exchange, the London Stock Exchange, the Hong Kong Stock Exchange, the NASDAQ Capital Market or the NASDAQ Global Market or any setting of limitations on prices for securities on any such exchange or the NASDAQ Capital Market or the NASDAQ Global Market;

(v)  the enactment, publication, decree or other promulgation after the date hereof of any Applicable Law that could be reasonably expected to have a Material Adverse Effect; or

(vi)  the declaration of a banking moratorium by any federal or New York state Governmental Authority; or the taking of any action by any Governmental Authority after the date hereof in respect of its monetary or fiscal affairs that could reasonably be expected to have a material adverse effect on the financial markets in the United States, European Union, the Peoples’ Republic of China, Hong Kong or elsewhere.

(b)  The Company may terminate this Agreement at any time prior to the Closing Date by written notice to the Purchaser based upon the Purchaser’s intentional breach of its representations, warranties, covenants and obligations under this Agreement.

12.  Survival of Representations and Indemnities. The representations and warranties, covenants, indemnities and contribution and expense reimbursement provisions and other agreements of any of the Group Companies and the Controlling Shareholders set forth in this Agreement shall remain operative and in full force and effect, and will survive, regardless of (i) any investigation, or statement as to the results thereof, made by or on behalf of the parties hereto, and (ii) acceptance of the Notes, and payment for them hereunder.

13.  Substitution of Purchaser. The Purchaser shall have the right to substitute any one of its Affiliates as the purchaser of the Notes, by written notice to the Company, which notice shall be signed by both the Purchaser and such Affiliate, shall contain such Affiliate’s agreement to be bound by this Agreement and shall contain a confirmation by such Affiliate of the accuracy with respect to it of the representations and warranties set forth in Section 8. Upon receipt of such notice, wherever the word “Purchaser” is used in this Agreement (other than in this Section 13), such word shall be deemed to refer to such Affiliate in lieu of the original Purchaser. In the event that such Affiliate is so substituted as a purchaser hereunder and such Affiliate thereafter transfers to the original Purchaser all of the Notes then held by such Affiliate, upon receipt by the Company of notice of such transfer, wherever the word “Purchaser” is used in this Agreement (other than in this Section 13), such word shall no longer be deemed to refer to such Affiliate, but shall refer to the original Purchaser, and the original Purchaser shall have all the rights of an original holder of the Notes under this Agreement.

14.  Miscellaneous.

(a)  Notices given pursuant to any provision of this Agreement shall be addressed as follows: (i) if to the Company, to: Star City International Building, No. 10 Jiuxianqiao Road, C-16th Floor, Chaoyang District, Beijing, People’s Republic of China 100016, Fax: (86) 10 8456 7768, Attention: Mr. Leng You-Bin, with a copy to Hodgson Ross LLP, 1540 Broadway, 24th Floor, New York, New York 10036, Fax: 212-751-0928, Attention: Jeffrey A. Rinde, Esq., and (ii) if to the Purchaser, to: c/o 131 South Dearborn Street, Chicago, Illinois 60609, USA, Fax: (1-312) 267 7300, Attention: Mr. Adam C. Cooper, with a copy to 18/F Chater House, 8 Connaught Road, Central, Hong Kong, Fax: (852) 3667 5511, Attention: Mr. Andrew Fong and Mr. Max Liu, and with a copy to Simpson Thacher & Bartlett LLP, ICBC Tower 35th Floor, 3 Garden Road, Central, Hong Kong SAR, China, Fax: (852) 2869 7694, Attention: Mr. Youngjin Sohn, Esq.

(b)  Except with respect to the material terms and conditions of the transactions contemplated by the Transaction Documents, the Company covenants and agrees that neither it nor any other person acting on its behalf will provide the Purchaser or its agents or counsel with any information that the Company believes constitutes material non-public information, unless prior thereto the Purchaser shall have executed a written agreement regarding the confidentiality and use of such information. The Company understands and confirms that the Purchaser shall be relying on the foregoing representations in effecting transactions contemplated hereunder.

(c)  This Agreement has been and is made solely for the benefit of and shall be binding upon the parties hereto and, to the extent provided in Section 10 hereof, the controlling persons and their respective agents, employees, officers, directors, partners, counsel, and shareholders referred to in Section 10, and their respective heirs, executors, administrators, successors and assigns, all as and to the extent provided in this Agreement, and no other person shall acquire or have any right under or by virtue of this Agreement.

(d)  THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

(e)  The parties hereto agree that any suit, action or proceeding arising out of or based upon this Agreement or the transactions contemplated hereby may be instituted in any State or U.S. federal court in The City of New York and County of New York, and waives any objection which it may now or hereafter have to the laying of venue of any such proceeding, and irrevocably submits to the non-exclusive jurisdiction of such courts in any suit, action or proceeding.

(f)  The parties hereto each hereby waive any right to trial by jury in any action, proceeding or counterclaim arising out of or relating to this Agreement.

(g)  No failure to exercise, and no course of dealing with respect to, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

(h)  This Agreement may be signed in various counterparts which together shall constitute one and the same instrument. In the event that any signature is delivered by facsimile transmission, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile signature page were an original thereof.

(i)  The headings in this Agreement are for convenience of reference only and shall not constitute part of this Agreement nor limit or otherwise affect the meaning of any provision of this Agreement.

(j)  If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, illegal, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions set forth herein shall remain in full force and effect and shall in no way be affected, impaired or invalidated, in each case to the extent permitted by applicable law, and the parties hereto shall use their best efforts to find and employ an alternative means to achieve the same or substantially the same result as that contemplated by such term, provision, covenant or restriction. It is hereby stipulated and declared to be the intention of the parties that they would have executed the remaining terms, provisions, covenants and restrictions without including any of such that may be hereafter declared invalid, illegal, void or unenforceable, to the extent permitted by applicable law.

(k)  This Agreement may be amended, modified or supplemented, and waivers or consents to departures from the provisions hereof may be given; provided that the same are in writing and signed by all of the signatories hereto.

15.  Further Assurances. Notwithstanding anything contained in this Agreement to the contrary, the parties hereto hereby agree to, and shall, enter into all such additional agreements or instruments, or to make such modifications to this Agreement and the other agreements, documents and instruments contemplated hereby and by the transactions provided for herein, and to take such further actions, as are necessary or appropriate in connection with, and in order to ensure, the full and complete compliance by the Company of its obligations to, and the fulfillment of the rights of, the Other Investors pursuant to the Prior ROFR, and the Prior Subscription Agreement and the transactions contemplated thereby.

[Signature Page(s) to Follow]

AMERICAN DAIRY, INC.

By:	/s/ Leng You-Bin
Name: Leng You-Bin
Title: Chief Executive Officer

AMERICAN FLYING CRANE CORPORATION

By:	/s/ Leng You-Bin
Name: Leng You-Bin
Title:Legal Representative

LANGFANG FEIHE DAIRY COMPANY LIMITED

By:	/s/ Leng You-Bin
Name: Leng You-Bin
Title:Legal Representative

GANHAN FEIHE DAIRY COMPANY LIMITED

By:	/s/ Leng You-Bin
Name: Leng You-Bin
Title:Legal Representative

SHANXI FEIHESANTAI BIOTECHNOLOGY SCIENTIFIC AND COMMERCIAL CO., LIMITED

By:	/s/ Leng You-Bin
Name: Leng You-Bin
Title:Legal Representative

HEILONGJIANG FEIHE DAIRY CO., LIMITED

By:	/s/ Leng You-Bin
Name: Leng You-Bin
Title:Legal Representative

BAIQUAN FEIHEI DAIRY CO., LIMITED

By:	/s/ Leng You-Bin
Name: Leng You-Bin
Title:Legal Representative

BEIJING FEIHE BIOTECHNOLOGY SCIENTIFIC AND COMMERCIAL CO., LIMITED

By:	/s/ Leng You-Bin
Name: Leng You-Bin
Title:Legal Representative

CONTROLLING SHAREHOLDERS:

/s/ Leng You-Bin
Leng You-Bin

/s/ Liu Hua
Liu Hua

CITADEL EQUITY FUND LTD.

By: Citadel Limited Partnership, its Portfolio Manager

By: Citadel Investment Group, L.L.C., its General Partner

By:	/s/ Andrew Fong
Name: Andrew Fong
Title: Authorized Signatory

Exhibit F

Form of the Accession Letter

To:	American Dairy, Inc. (the “Company”), the Group Companies, the Controlling Shareholders, Citadel Equity Fund Ltd. and any other parties to the Amended Purchase Agreement

Date:	[●]

THIS UNDERTAKING is made as of the date above written by the undersigned (the “Acceding Party”) in relation to that certain Amended and Restated Notes Purchase Agreement, dated June 1, 2007 (the “Amended Purchase Agreement”), by and among the Company, the Group Companies, the Controlling Shareholders and Citadel Equity Fund Ltd., as amended from time to time. Capitalized terms used herein but not otherwise defined in this letter shall have the respective meanings set forth in the Amended Purchase Agreement.

In consideration of the undersigned being accepted as a party to the Amended Purchase Agreement in connection with the issuance and sale of the Other Notes, the undersigned hereby agrees with the parties to the Amended Purchase Agreement that it will abide by the terms of, and be a party to, the Amended Purchase Agreement (a copy of which it acknowledges that it has received).

The undersigned hereby represents, acknowledges and agrees that:

1. It is an AI, purchasing the Other Notes for its own account or for the account of one or more AIs and not acquiring the Other Notes or the Other Conversion Shares with a view to any distribution thereof that would violate the Act or the securities laws of any state of the United States or any other applicable jurisdiction.

2. It acknowledges, and each beneficial owner of the Other Notes has been advised, that any sale to it is being made in reliance on an exemption from the registration requirements of the Act.

3. It acknowledges that no Other Notes, Guarantees or Other Conversion Shares have been or will be registered under the Securities Act or any applicable U.S. state securities laws, that the Other Notes, the Guarantees and the Other Conversion Shares are “restricted securities” within the meaning of Rule 144(a)(3) under the Securities Act and that no Other Notes, Guarantees or Other Conversion Shares may be offered or sold within the United States or to, or for the account or benefit of, U.S. persons (as defined in Regulation S) except as set forth below.

4. If in the future it decides to resell, pledge or otherwise transfer the Other Notes or the Other Conversion Shares or any beneficial interests therein, it will do so, only (a) inside the United States to a person whom the Purchaser reasonably believes is a qualified institutional buyer (a “QIB”) as defined in Rule 144A of the Securities Act pursuant to an exemption from registration under the Act, (b) outside the United States to a non-U.S. person in compliance with Regulation S, (c) pursuant to another exemption from registration under the Act (if available) or (d) pursuant to an effective registration statement under the Act, in each case, in accordance with all applicable U.S. state securities laws.

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5. It will, and will require each subsequent holder of the Other Notes or the Other Conversion Shares to, notify any purchaser of an interest in an Other Note or Other Conversion Shares of the resale restrictions referred to in paragraphs (iii) and (iv) above, if then applicable.

6. It acknowledges that the Other Notes will be in certificated form.

7. The Other Conversion Shares will bear a legend setting forth the resale restrictions referred to in paragraphs (iii) and (iv) above.

8. The Other Notes and/or the Other Conversion Shares to be acquired by such Other Investor will be acquired for investment for its own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that it has no present intention of selling, granting any participation in, or otherwise distributing the same. Such Other Investor does not presently have any contract, undertaking, agreement or arrangement with any Person to sell, transfer or grant participations to such Person or to any third Person, with respect to any of the Other Notes or the Other Conversion Shares.

9. On each day from the date on which it acquires the Other Notes, through and including the date on which it disposes of its interests in such Other Notes, either that (a) it is not an “employee benefit plan” as defined in Section 3(3) of ERISA, subject to Title I of ERISA, a “plan” (defined in Section 4975(e)(1) of the Code, subject to Section 4975 of the Code (including without limitation, an individual retirement account), an entity whose underlying assets include the assets of any such employee benefit plan or plan by reason of Department of Labor Regulation section 2510.3-10 or otherwise, or a governmental or church plan which is subject to any federal, state or local law that is substantially similar to the provisions of Section 406 of ERISA or Section 4975 of the Code or (b) its purchase, holding and disposition of such Notes will not result in a prohibited transaction under Section 406 of ERISA or Section 4975 of the Code (or, in the case of a governmental or church plan, any substantially similar federal, state or local law) unless an exemption is available with respect to such transactions and all the conditions of such exemption have been satisfied.

This undertaking shall be governed by, and construed in accordance with, the laws of the State of New York.

[Name of the Other Investor] By: ___________________________ Name: Title:

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